Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Mesa Laboratories, Inc.’s Registration Statements on Form S-3 (File No. 333-264137) and Form S-8 (File Nos. 333-259154, 333-206551) of our reports dated May 30, 2023 with respect to the consolidated balance sheets of Mesa Laboratories, Inc. as of March 31, 2023 and 2022, the related consolidated statements of income, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2023, and the related notes, and the effectiveness of internal control over financial reporting as of March 31, 2023, which appear in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado

May 30, 2023